Exhibit 23.1

CONSENT OF PINCOCK ALLEN & HOLT

We hereby consent to the incorporation by reference of any mineralized material and other analyses performed by us in our capacity as an independent consultant to Golden Minerals Company (the “Company”), which are set forth in the Company’s Quarterly Report on Form 10-Q for the three month period ended March 31, 2012 (the “Quarterly Report), and in the Company’s Registration Statements on Form S-3 (Nos. 333-167026, 333-168304, 333-172363, 333-177117 and 333-179993) and Form S-8 (Nos. 333-159096, 333-165933, 333-170891, 333-176671 and 333-176915), including any prospectuses or amendments or supplements thereto (collectively, the “Registration Statements”), and in any amendment to any of the foregoing.  We also consent to the use of our name in the Quarterly Report and Registration Statements, including being named as an expert.

Date: May 9, 2012	PINCOCK ALLEN & HOLT

/s/ Craig F. Horlacher
Name: Craig F. Horlacher
Title: Principal Geologist